Exhibit 10.120
RUSS BERRIE AND COMPANY, INC.
AMENDED AND RESTATED
CHANGE IN CONTROL SEVERANCE PLAN
The purpose of this Amended and Restated Change in Control Severance Plan (the “Plan”) is to enable Russ Berrie and Company, Inc., a New Jersey corporation (the “Company”), to offer a form of income protection to “Participants” (as defined in Section 7.5 below) in the event their employment with the Company terminates under certain circumstances due to a “Change in Control” (as defined in Section 7.2 below). Notwithstanding anything herein to the contrary, however, if in connection with any sale of any substantial line of business of the Company, a Participant employed within such line of business is offered and accepts employment by the purchaser of such line of business or its affiliates, no “termination” hereunder shall be deemed to have occurred, no benefits shall be payable hereunder, and the Participant shall cease to be a Participant hereunder.
ARTICLE I: BENEFITS
1.1 Eligibility for Benefits; Benefits; Payment; and Rights of Participants.
(a) If a Participant’s employment with the Company is terminated by the Company without “Cause” (as defined in Section 7.1 below) or by the Participant for “Good Reason” (as defined in Section 7.4 below) (each, a “Qualifying Termination”) during the period commencing six months prior to and ending two years after a Change in Control, such Participant shall be paid the applicable “Severance Benefit” (as defined below) and shall receive the additional benefits described in this Article I. The term “Severance Benefit” shall mean:
(i)	if the Qualifying Termination occurs during the six-month period preceding or the one-year period following the Change in Control, an amount equal to 150% of the Participant’s “Current Total Annual Compensation” (as defined in Section 7.3 below); and
(ii)	if the Qualifying Termination occurs during the second year after the Change in Control, an amount equal to 75% of the Participant’s Current Total Annual Compensation.
(b) Any Participant entitled to a Severance Benefit (in accordance with Section 1.1(a) above) whose Qualifying Termination occurs within two years after a Change in Control shall receive his Severance Benefit in the form of a lump-sum payment within 30 business days after his employment with the Company terminates; any Participant entitled to a Severance Benefit (in accordance with Section 1.1(a) above) whose Qualifying Termination occurs prior to a Change in Control shall receive his Severance Benefit in the form of a lump-sum payment six months and one day following his termination of employment with the Company, provided that a Change in Control occurs during such period.

(c) Notwithstanding anything herein to the contrary, if the Company determines in good faith that any Participant is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or other guidance issued thereunder, or any successor similar provision, regulations or guidance (“Section 409A”) when payments hereunder are due him, if all or any portion of such payments (whether alone or in combination with payments from any other plan maintained by the Company) would, in the good faith opinion of the Company, subject such Participant to the excise tax and/or interest provisions under Section 409A if paid in full within six months of such Participant’s termination date, the Company shall reduce the amounts payable to such Participant hereunder (and from any other plan required to be aggregated with this Change in Control Plan pursuant to Section 409A) to the maximum amount payable under Section 409A in such six-month period, and all remaining amounts otherwise payable to such Participant shall be paid (in a lump sum, without interest) to such Participant on the day which is six months and one day after the Participant’s termination of employment.
1.2 Additional Benefits. A Participant entitled to receive a Severance Benefit shall also receive the following additional benefits:
(a) The Company shall cause options to purchase Company stock (“Stock Options”) held by a Participant that are not fully vested and exercisable on the date of the Qualifying Termination to:
(i)	if the Qualifying Termination occurs during the six months preceding or the first year following the Change in Control, become fully vested and exercisable as of the date of such Qualifying Termination (or, if later, as of the date on which the Change in Control occurred); and
(ii)	if the Qualifying Termination occurs during the second year following the Change in Control, become fully vested and exercisable as of the date of such Qualifying Termination as to those Stock Options that would otherwise have vested within one year after the Qualifying Termination.
(b) The Company shall cause unvested restricted shares of Company stock (the “Restricted Shares”) held by a Participant on the date of the Qualifying Termination to:
(i)	if the Qualifying Termination occurs during the six months preceding or the first year following the Change in Control, become fully vested as of the date of such Qualifying Termination (or, if later, as of the date on which the Change in Control occurred) as to those Restricted Shares for which the vesting restrictions would otherwise have lapsed within one year after the Qualifying Termination; and
(ii)	if the Qualifying Termination occurs during the second year after the Change in Control, become fully vested as of the date of such Qualifying Termination as to those Restricted Shares for which the vesting restrictions otherwise would have lapsed within six months after the Qualifying Termination.

(c) The Company shall for a period of 18 months (in the case of a Qualifying Termination to which Section 1.1(a)(i) applies) or one year (in the case of a Qualifying Termination to which Section 1.1(a)(ii) applies) following the Qualifying Termination continue to provide to the Participant (i) use of an automobile or payment of an automobile allowance in an amount sufficient to compensate the Participant to substantially the same extent as if the Company continued to provide the automobile and (ii) medical and other insurance benefits, in each case to the extent and on substantially the same basis as provided immediately prior to the Qualifying Termination (disregarding any reduction described in clause (B) of the definition of Good Reason).
1.3 Reduction of Payments. If a Participant’s receipt of any payment and/or non-monetary benefit under this Plan (including, without limitation, the accelerated vesting of Stock Options and/or Restricted Shares) (collectively, the “Plan Payments”) would cause him or her to become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall reduce his or her Plan Payments to the extent necessary to avoid the application of such excise tax if (i) the required reduction does not exceed 10% of the aggregate amount of the Plan Payments and (ii) as a result of such reduction, the net benefits to the Participant of the Plan Payments as so reduced (after payment of applicable income taxes) exceeds the net benefit to the Participant of the Plan Payments without such reduction (after payment of applicable income taxes and excise taxes). If a reduction in Plan Payments to a Participant in the amount permitted by clause (i) is insufficient to avoid the application of such excise tax, then the provisions of “Exhibit A,” attached hereto and incorporated herein, shall apply to that Participant.
1.4 Rights of Participants. Nothing contained herein shall be held or construed to create any liability or obligation on the Company to retain any Participant in its service or in a corporate officer position. All Participants shall remain subject to discharge or discipline to the same extent as if the Plan did not exist.
ARTICLE II: FUNDING
2.1 Funding. The Plan shall be funded out of the general assets of the Company as and when benefits are payable under the Plan. All Participants shall be solely general creditors of the Company.
ARTICLE III: ADMINISTRATION OF THE PLAN
3.1 Plan Administrator. The general administration of the Plan shall be placed with the Compensation Committee of the Board of Directors of the Company (the “Board”) or an administrative committee appointed by the Board (the “Committee”).
3.2 Reimbursement of Expenses of Committee. The Company shall pay or reimburse the members of the Committee for all reasonable expenses incurred in connection with their duties hereunder.

3.3 Action by the Plan Committee. Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. No member of the Committee may act with respect to a matter which involves only that member.
3.4 Delegation of Authority. The Committee may delegate any and all of its powers and responsibilities hereunder to other persons by formal resolution filed with and accepted by the Board. Any such delegation shall not be effective until it is accepted by the Board and the persons designated and may be rescinded at any time by written notice from the Committee to the person to whom the delegation is made.
3.5 Retention of Professional Assistance. The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its work in connection with the Plan, and the Company shall pay the fees and expenses of such persons.
3.6 Accounts and Records. The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan, and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.
3.7 Compliance with Applicable Law. The Company shall be deemed the administrator of the Plan for the purposes of any applicable law and shall be responsible for the preparation and filing of any required returns, reports, statements or other filings with appropriate governmental agencies. The Company shall also be responsible for the preparation and delivery of information to persons entitled to such information under any applicable law.
3.8 Reimbursement of Expenses. If any contest or dispute shall arise under this Plan involving termination of a Participant’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof and the Participant prevails on the merits in such contest or dispute, the Company shall, promptly after the date a court issues a final order from which no appeal can be taken, or with respect to which the time period to appeal has expired, reimburse such Participant for all reasonable legal fees and expenses, if any, paid by the Participant in connection with such contest or dispute (together with interest in an amount equal to the J.P. Morgan Chase Bank prime rate from time to time in effect, such interest to begin to accrue on the dates Participant actually paid such fees and expenses through the date of payment thereof).
ARTICLE IV: AMENDMENT
4.1 Amendment. The Company reserves the right to amend, in whole or in part, any or all of the provisions of this Plan by action of the Board at any time; provided, that, no such amendment may reduce the benefits and payments due to any Participant hereunder in the event of a Qualifying Termination.

ARTICLE V: SUCCESSORS
5.1 Successors. The Company shall require any successor or assignee, whether direct or indirect, by purchase or otherwise (and whether or not by operation of law), to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place, provided, that, no such assumption and agreement shall be required from a successor or assignee that becomes obligated for the Company’s obligations hereunder through a merger, consolidation or otherwise by operation of law. In such event, the term “Company,” as used in this Plan, shall mean the Company, as applicable, as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan. Any payment or benefit to which a Participant has become entitled under this Plan which remains unpaid at the time of such Participant’s death shall be paid to the estate of such Participant when it becomes due.
ARTICLE VI: MISCELLANEOUS
6.1 No Duty to Mitigate/Set-off. No Participant entitled to receive a Severance Benefit shall be required to seek other employment or to attempt in any way to reduce any amounts payable to him pursuant to this Plan. The Severance Benefit payable hereunder shall not be reduced by any compensation earned by the Participant as a result of employment by another employer or otherwise. Subject to Section 6.5, the Company’s obligations to pay the Severance Benefits and to perform its obligations hereunder shall not be affected by any circumstances including without limitation, any set off, counterclaim, recoupment, defense or other right which the Company may have against the Participant.
6.2 Headings. The headings of the Plan are inserted for convenience of reference only and shall have no effect upon the meaning of the provisions hereof.
6.3 Use of Words. Whenever used in this instrument, a masculine pronoun shall be deemed to include the masculine and feminine gender, and a singular word shall be deemed to include the singular or plural, in all cases where the context so requires.
6.4 Controlling Law. The construction and administration of the Plan shall be governed by the laws of the State of New York (without reference to rules relating to conflicts of law).
6.5 Withholding. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it reasonably believes it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan.
6.6 Severability. Should any provision of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

6.7 Rights Under Other Plans, Policies, Practices and Agreements.
(a) Other than as expressly provided herein, the Plan does not supersede any other plans, policies, and/or practices of the Company.
(b) The Plan supersedes any other change in control severance plans, policies and/or practices of the Company as to the Participants; provided, that, the Plan shall not supersede any individual executed agreement or arrangement between a single Participant and the Company in effect on January 1, 2003 or thereafter, which agreement specifically addresses payments or benefits made or provided upon termination of employment or in connection with a Change in Control (an “Additional Agreement”). If a Participant is due benefits or payments under both an Additional Agreement and the Plan and/or where the Plan and the Applicable Additional Agreement have inconsistent or conflicting terms and conditions, the Participant shall receive the greater of the benefits and payments, and the more favorable terms and conditions to him, under the Additional Agreement and the Plan, determined on an item-by-item basis.
ARTICLE VII: DEFINITIONS
7.1 “Cause” shall mean: (A) refusal or repeated failure by a Participant to perform his or her duties as an employee of the Company; (B) gross negligence or willful misconduct by a Participant in connection with such Participant’s employment by the Company; (C) misappropriation or fraud with regard to the Company or its assets; or (D) conviction of, or the pleading of guilty or nolo contendere to, a felony or, to the extent involving the assets or business of the Company, a misdemeanor or other criminal offense; which, in the case of clause (A) is not fully remedied (to the extent reasonably possible to be remedied) within 15 days after the Company gives the Participant notice thereof.
7.2 “Change in Control” shall mean the occurrence of any of the following: (A) any “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or group (as defined in Rule 13d-5 under the Exchange Act), excluding any Permitted Holder or any Permitted Group (or the members thereof) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25% (or such greater percentage as may then represent the percentage of total combined voting power held by all Permitted Holders) or more of the total combined voting power of the Company’s then outstanding securities, other than by reason of receiving a distribution from any person referred to in clause (vi), (vii), (viii), (ix), (x) or (xi) of the definition of Permitted Holder; (B) as a result of any proxy solicitation made otherwise than by or on behalf of (x) the Board, (y) one or more Permitted Holders, or (z) any Permitted Group (or the members thereof), Continuing Directors to cease to be a majority of the Board (a “Continuing Director” is any member of the Board who (a) was a member of the Board on January 1, 2003, (b) first became a member of the Board as a result of or following his election or nomination for election by the Board at a time that Continuing Directors form a majority of the Board) or (c) first became a member of the Board as a result of or following his election or nomination for election by the Board with the approval of a majority of Continuing Directors in office at the time of such appointment or nomination; (C) the merger, consolidation or other business combination of or by the Company (a “Transaction”), other than a Transaction immediately following which (x) the stockholders of the Company immediately prior to the Transaction continue to be the beneficial owners of securities of the Company or other resulting entity representing more than a majority of the voting power in the Company or other resulting entity, in substantially the same proportions as their ownership of Company voting securities immediately prior to the Transaction or (y) Permitted Holders are the beneficial owners of securities of the resulting entity representing more than a majority of the voting power in such equity; (D) the sale of all or substantially all of the Company’s assets (it being understood that a sale following which the Company continues to engage (directly or through any of its subsidiaries) in either the business conducted by its Gift segment or the Kids Line business shall not constitute the sale of all or substantially all of the Company’s assets or a Change in Control), other than a sale immediately following which (x) the stockholders of the Company immediately prior to the sale are the beneficial owners of securities of the purchasing entity representing more than a majority of the voting power in the purchasing entity, in substantially the same proportions as their ownership of Company voting securities immediately prior to the Transaction or (y) Permitted Holders are the beneficial owners of securities of the purchasing entity representing more than a majority of the voting power in such equity; (E) a recapitalization or similar transaction of the Company in which any “person” (as defined in Section 3(a)(9) of the Exchange Act) or “group” (as defined in Rule 13d-5 under the Exchange Act), excluding any Permitted Holder or any Permitted Group (or the members thereof) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 20% or more of the total combined voting power of the Company’s then outstanding securities; or (F) the approval by the shareholders of a plan of liquidation or dissolution of the Company.
7.3 “Current Total Annual Compensation” shall be the sum of the following amounts: (A) the greater of a Participant’s highest rate of annual salary during the calendar year in which his employment terminates or such Participant’s highest rate of annual salary during the calendar year immediately prior to the year of such termination; (B) the greater of a Participant’s annual bonus compensation (prior to any bonus deferral election) earned in respect of each of the two most recent calendar years immediately preceding the calendar year in which the Participant’s employment terminated; and (C) the amount of the Company’s contribution to the Participant’s 401(k) account for the last full year prior to such termination.
7.4 “Good Reason” shall mean the occurrence of any of the following events after a Change in Control without the Participant’s express written consent: (A) material diminution in the importance of a Participant’s position, status or authority as of the date immediately prior to the Change in Control; (B) a material reduction in a Participant’s aggregate compensation or benefits; (C) a failure of any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) of the Company to assume in writing (or by operation of law in a merger) the obligations of the Company hereunder as required by Section 5.1; or (D) the Company’s requiring the Participant to relocate the Participant’s office outside of the metropolitan area in which it is located immediately prior to the Change in Control (for this purpose, the Northern New Jersey suburbs shall constitute the “metropolitan area” for Participants whose office is located in Oakland, New Jersey or elsewhere in the Northern New Jersey suburbs). A termination for Good Reason shall mean a termination by a Participant effected by written notice given by the Participant to the Company within 30 days after the occurrence of the Good Reason event, unless the Company shall, within 15 days after receiving such notice, take such action as is necessary to fully remedy such Good Reason event and give the Participant written notice thereof, in which case the Good Reason event shall be deemed to have not occurred.
7.5 “Participant” shall mean such individuals as may from time to time be designated as such by the Board or a duly authorized committee thereof.

7.6 “Permitted Group” means a group, as defined in Rule 13d-5 under the Exchange Act, in which the Permitted Holders that are members of such group have (x) beneficial ownership of voting securities of the Company having a majority of the voting power of all voting securities of the Company that are beneficially owned by members of the group and (y) the power to direct the voting of a majority of the voting securities of the Company held by all members of the group.
7.7 “Permitted Holder” shall mean (i) the Company; (ii) any subsidiary of the Company; (iii) any employee benefit plan sponsored or maintained by the Company; (iv) Angelica Berrie; (v) any lineal descendent of Russell Berrie; (vi) the Estate of Russell Berrie; (vii) The Russell Berrie 2001 Annuity Trust; (viii) The Russell Berrie 1999 Charitable Remainder Trust; (ix) The Russell Berrie 2002A Trust; (x) The Russell Berrie Foundation, a New Jersey Nonprofit Corporation; (xi) any trust created pursuant to the terms of the instruments governing or creating any of the persons referred to in clauses (vi), (vii), (viii), (ix) and (x); and (xii) any fiduciary of any of the persons referred to in clauses (vi), (vii), (viii), (ix), (x) and (xi) acting in his or her capacity as such.
7.8 “year” shall mean the period from any day in a calendar year to the same day in the immediately succeeding calendar year.

Exhibit A
Gross-Up. This Exhibit A shall apply to a Participant only as provided by the last sentence of Section 1.3 of the Plan; “Affected Participant” shall mean any Participant to which this Exhibit A so applies.
(a) For purposes of this Exhibit A, the following terms shall have the following meanings:
“Payment” shall mean any payment or distribution (or acceleration of benefits) by the Company to or for the benefit of the Affected Participant (whether paid or payable or distributed or distributable (or accelerated) pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Exhibit A). In addition, “Payment” shall also include the amount of income deemed to be received by the Affected Participant as a result of the acceleration of the exercisability of any of the Affected Participant’s options to purchase stock of the Company, the acceleration of the lapse of restrictions on restricted stock of the Company held by the Affected Participant or the acceleration of payment from any deferral plan.
“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, or any interest or penalties incurred by the Affected Participant with respect to such excise tax.
“Income Tax” shall mean all taxes other than the Excise Tax (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income and employment taxes imposed by any United States federal (including (i) FICA and Medicare taxes, and (ii) the tax resulting from the loss of any federal deductions or exemptions which would have been available to the Affected Participant but for receipt of the Payment), state or local government.
(b) In the event it shall be determined in accordance with this Exhibit A that a Payment is subject to an Excise Tax, then the Affected Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Affected Participant of Income Tax and Excise Tax imposed upon the Gross-Up Payment, the Affected Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.
(c) All determinations required to be made under this Exhibit A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to a Change in Control or, if such accounting firm fails to agree to perform the functions contemplated by this Exhibit A, an accounting firm of national reputation designated by the Company (in either case, the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and to the Affected Participant within 20 business days of the receipt of notice from the Affected Participant that there has been a Plan Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). All fees and expenses of the Accounting Firm with respect to the matters contemplated by this Exhibit A shall be borne by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit A, shall be paid by the Company to the Affected Participant within ten days of the Determination. If the Accounting Firm determines that no Excise Tax is payable, the Affected Participant may request the Accounting Firm to furnish the Affected Participant with a written opinion that there is a reasonable basis for that determination. The Determination by the Accounting Firm shall be binding upon the Company and the Affected Participant, except as provided in paragraph (d) below. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (d) below and the Affected Participant is thereafter required to make payment of any Excise Tax or Income Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Affected Participant.
(d) The Affected Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment or the Underpayment. Such notification shall be given as soon as practicable but no later than five business days after the Affected Participant is informed in writing of such claim and shall include copies of all communications received from the Internal Revenue Service and apprize the Company of the nature of such claim and the date on which such claim is requested to be paid. The Affected Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which such notice is given to the Company. If the Company notifies the Affected Participant in writing prior to the expiration of such period that it desires to contest such claim, the Affected Participant shall not pay such claim unless directed to do so by the Company and:
(i) give the Company any information reasonably requested by the Company relating to such claim and provide the Company with copies of all communications received from the Internal Revenue Service or other taxing authority with respect to such claim, or served on it in any related litigation, upon receipt,
(ii) take such action in connection with contesting such claim as the Company shall from time to time direct, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
(iii) cooperate with the Company in good faith in order effectively to contest such claim, and
(iv) permit the Company to control any proceeding relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Affected Participant harmless, on an after-tax basis, for any Excise Tax or Income Tax imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect to such claim and may, at its sole option, either direct the Affected Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Affected Participant shall prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs the Affected Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Affected Participant on an interest-free basis and shall indemnify and hold the Affected Participant harmless, on an after-tax basis, from any Excise Tax or Income Tax imposed with respect to such advance or with respect to any imputed income with respect to such advance. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder or an Underpayment and the Affected Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority, provided that such action by the Affected Participant does not affect the Company’s ability to settle or contest issues with respect to which a Gross-Up Payment would be payable or an Underpayment.
(e) If, after the receipt by the Affected Participant of an amount advanced by the Company pursuant to paragraph (d) above, the Affected Participant receives any refund with respect to such claim, the Affected Participant shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after payment of taxes applicable thereto). If, after the receipt by the Affected Participant of an amount advanced by the Company pursuant to paragraph (d) above, the proceedings contemplated by paragraph (d) above, result in a final determination not subject to further review or appeal to the effect that the Affected Participant is not be entitled to any refund with respect to such claims then such advance shall be forgiven and shall not be required to be repaid.